CNO Financial (1)
October 31, 2018

Exhibit 99.1
For Immediate Release

CNO Financial Group Reports Third Quarter 2018 Results
Carmel, Ind., October 31, 2018 - CNO Financial Group, Inc. (NYSE: CNO) today announced third quarter 2018 results.
"CNO reported sales growth at all three of our businesses this quarter, as various growth initiatives implemented over the past several quarters begin to yield positive results," said Gary Bhojwani, chief executive officer. "I am also very pleased that we closed on our long-term care reinsurance transaction with Wilton Reassurance Company. While we will experience a one-time charge due to this agreement, this transaction materially reduces the long-term risk profile of the company and enables us to focus on serving more middle American families and accelerating profitable growth."
CNO reported a net loss for the third quarter 2018 of $529.8 million, or $3.22 per diluted share, compared to net income of $100.8 million, or 59 cents per diluted share, in the third quarter of 2017. Results for the third quarter of 2018 reflect a loss of $661.1 million, or $4.01 per diluted share, related to the previously announced long-term care transaction with Wilton Reassurance Company ("Wilton Re"). CNO also reported that third quarter 2018 net operating income (1) increased to $87.5 million, or 53 cents per diluted share, compared to $76.7 million, or 45 cents per diluted share, in the third quarter of 2017. Net income (loss) and net operating earnings in the third quarter of 2018 reflect the impact of the lower Federal income tax rate related to the Tax Cuts and Jobs Act of $75.6 million (46 cents per share) and $15.3 million (9 cents per share), respectively.
Third Quarter 2018 Highlights

•	First-year collected premiums: $349.1 million, up 9% from 3Q17

•	Total collected premiums: $922.1 million, up 4% from 3Q17

•	New annualized premium ("NAP") (2) for life and health products: $81.7 million, up 6% from 3Q17

•	Annuity collected premiums: $270.8 million, up 14% from 3Q17

•	Annuity account values: $8.8 billion, up 4% from 3Q17

•	Net income (loss) per diluted share: ($3.22) in 3Q18 compared to 59 cents in 3Q17

•	Net operating income (1) per diluted share: 53 cents in 3Q18 compared to 45 cents in 3Q17

•	Book value per common share was $21.99 at September 30, 2018 compared to $29.05 at December 31, 2017

•	Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), was $19.28 at September 30, 2018 compared to $21.43 at December 31, 2017

•	Unrestricted cash and investments held by our holding company were $166 million at September 30, 2018 compared to $397 million at December 31, 2017

•	Capital contribution (net of dividend received) to insurance subsidiary of $237 million; paid common stock dividends of $16.5 million in 3Q18; no common stock repurchases
Nine-month 2018 Highlights

•	First-year collected premiums: $1,049.2 million, up 3% from the first nine months of 2017

•	Total collected premiums: $2,797.8 million, up 2% from the first nine months of 2017

•	NAP (2) for life and health products: $241.6 million, down 2% from the first nine months of 2017

•	Annuity collected premiums: $810.0 million, up 7% from the first nine months of 2017

•	Net income (loss) per diluted share: ($2.07) in the first nine months of 2018 compared to $1.43 in the first nine months of 2017

CNO Financial (2)
October 31, 2018

•	Net operating income (1) per diluted share: $1.47 in the first nine months of 2018 compared to $1.25 in the first nine months of 2017

•	Paid common stock dividends of $48.4 million and common stock repurchases of $60.5 million in the first nine months of 2018

•	Consolidated risk-based capital ratio was estimated at 450% at September 30, 2018.

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2018	2017
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$94.4	$95.3
Washington National	30.3	27.5
Colonial Penn:
Inforce business (5)	18.8	19.8
New business (5)	(12.7)	(10.8)
Total Colonial Penn	6.1	9.0
Long-term care in run-off	2.1	10.6
Adjusted EBIT from business segments	132.9	142.4
Corporate Operations, excluding corporate interest expense	(11.8)	(14.9)
Adjusted EBIT	121.1	127.5
Corporate interest expense	(12.1)	(11.7)
Operating earnings before taxes	109.0	115.8
Tax expense on operating income	21.5	39.1
Net operating income (1)	87.5	76.7
Net realized investment gains (net of related amortization)	31.7	28.5
Fair value changes in embedded derivative liabilities (net of related amortization)	22.9	2.3
Fair value changes related to agent deferred compensation plan	—	(13.4)
Loss related to reinsurance transaction	(704.2)	—
Other	.8	(3.3)
Non-operating income (loss) before taxes	(648.8)	14.1
Income tax expense (benefit):
On non-operating income (loss)	(136.3)	5.0
Valuation allowance for deferred tax assets and other tax items	104.8	(15.0)
Net non-operating income (loss)	(617.3)	24.1
Net income (loss)	$(529.8)	$100.8

Per diluted share:
Net operating income	$.53	$.45
Net realized investment gains (net of related amortization and taxes)	.15	.11
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.11	.01
Fair value changes related to agent deferred compensation plan (net of taxes)	—	(.05)
Loss related to reinsurance transaction (net of taxes)	(4.01)	—
Valuation allowance for deferred tax assets and other tax items	—	.09
Other	—	(.02)
Net income (loss)	$(3.22)	$.59
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CNO Financial (3)
October 31, 2018

There were no significant items included in our 3Q18 net operating income. See page 9 for the table of Net Operating Income Excluding Significant Items for the three months ended September 30, 2017.

Segment Results
These results reflect changes we made to our segment reporting. As previously announced, we ceded our legacy (prior to 2003) comprehensive and nursing home long-term care policies to Wilton Re in September 2018 through 100% indemnity coinsurance. All prior period segment disclosures have been revised to move the long-term care block ceded to Wilton Re from the Bankers Life segment to the Long-term care in run-off segment.
Bankers Life markets and distributes a variety of insurance products to middle-income Americans at or near retirement through a dedicated field force of career agents. First-year collected premiums in 3Q18 were $318.9 million, up 11 percent from 3Q17. NAP for life and health products in 3Q18 was $37.3 million, up 2 percent compared to 3Q17. The average number of producing agents for the quarter was up 1 percent compared to 3Q17. Total client assets in brokerage and advisory accounts were $1.2 billion, with net inflows of $70.5 million in 3Q18.
Total collected premiums in 3Q18 were $635.7 million, up 7 percent from 3Q17. Annuity collected premiums in 3Q18 were $270.5 million, up 14 percent from 3Q17. Annuity account values, on which spread income is earned, increased 5 percent to $8.4 billion in 3Q18 compared to 3Q17, driven by strong sales and persistency.
Pre-tax operating earnings in 3Q18 were down slightly compared to 3Q17. Pre-tax operating earnings in 3Q18 reflected higher earnings from life and annuity products offset by lower margins on the Medicare supplement block of business.
The long-term care interest-adjusted benefit ratio was 79.0 percent in 3Q18, higher than the 3Q17 ratio of 76.1 percent. The interest-adjusted benefit ratio in 3Q18 reflected lower insurance policy income and unfavorable incurred claims compared to 3Q17. We expect the long-term care interest-adjusted benefit ratio to be in the range of 74 percent to 79 percent during 4Q18.
Pre-tax operating earnings in 3Q18 reflected a Medicare supplement benefit ratio of 75.6 percent, higher than the 3Q17 ratio of 72.0 percent. The benefit ratio in 3Q18 for this block reflected unfavorable claims experience which exceeded our expectations. However, we continue to expect the Medicare supplement benefit ratio to be in the range of 71 percent to 74 percent during 4Q18.
Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly-owned subsidiary and independent insurance agencies. First-year collected premiums in 3Q18 were $18.5 million, down 2 percent from 3Q17. NAP from life and health products in 3Q18 was $25.3 million, up 2 percent from 3Q17. The average number of producing agents for the quarter was up 3 percent compared to 3Q17.
Total collected premiums from the segment's supplemental health block were up 2 percent in 3Q18 compared to 3Q17.
Pre-tax operating earnings in 3Q18 compared to 3Q17 were up $2.8 million, or 10 percent. Pre-tax operating earnings in 3Q18 primarily reflect higher margins on the supplemental health block compared to 3Q17, reflecting higher insurance policy income due to higher sales and favorable claims experience. The supplemental health interest-adjusted benefit ratio was 56.9 percent and 59.0 percent in 3Q18 and 3Q17, respectively. We continue to expect the supplemental health interest-adjusted benefit ratio to be in the range of 56 percent to 59 percent during 4Q18.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. First-year collected premiums were $11.7 million in 3Q18, down 3 percent from 3Q17. NAP in 3Q18 was $19.1 million, up 19 percent from 3Q17.
Total collected premiums were up 2 percent in 3Q18 compared to 3Q17.
Pre-tax earnings in 3Q18 were $6.1 million compared to $9.0 million in 3Q17. Inforce Adjusted EBIT was $18.8 million in 3Q18 compared to $19.8 million in 3Q17. Both pre-tax earnings and inforce adjusted EBIT in 3Q17 were favorably impacted by a $3.0 million out-of-period adjustment and refinement to liabilities for insurance products identified in conjunction with periodic updating of assumptions.

CNO Financial (4)
October 31, 2018

Recognizing the accounting standard related to deferred acquisition costs, the amount of our investment in new business during a particular period will have a significant impact on this segment's results. We currently expect this segment to report earnings in 2018 in the range of $12 million to $18 million.
Long-term care in run-off includes: (i) the long-term care business that was recaptured in September 2016; and (ii) certain legacy comprehensive and nursing home long-term care policies ceded to Wilton Re in September 2018. This segment recognized pre-tax operating earnings in 3Q18 of $2.1 million, compared to $10.6 million in 3Q17. This block had favorable claim experience in 3Q17. Beginning in 4Q18, the earnings of this segment will only reflect the long-term care business that was recaptured in September 2016 as the legacy long-term care business was ceded to Wilton Re under a 100% indemnity coinsurance agreement in 3Q18. Accordingly, we expect this segment to report normalized earnings before net realized investment gains (losses) of approximately breakeven over the long-term. However, this segment's quarterly results can be volatile.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Pre-tax losses in 3Q18 were $11.8 million compared to $14.9 million of losses in 3Q17 primarily reflecting lower expenses.
Non-Operating Items
Net realized investment gains in 3Q18 were $31.7 million (net of related amortization) including realized gains of $50.3 million, realized losses of $11.7 million, other-than-temporary impairment losses of $2.1 million and other valuation losses of $4.8 million. Realized gains in 3Q18 were significantly impacted by the gain realized on the sale of our minority interest in Tennenbaum Capital Partners, LLC ("TCP") in conjunction with its acquisition by Blackrock, Inc. We continue to hold various investments in credit strategies managed by TCP and are exploring other opportunities for strategic investments or acquisitions.
Net realized investment gains in 3Q17 were $28.5 million (net of related amortization) including realized gains of $40.3 million, realized losses of $9.5 million, other-than-temporary impairment losses of $4.7 million and other valuation gains of $2.4 million.
During 3Q18 and 3Q17, we recognized an increase in earnings of $22.9 million and $2.3 million, respectively, resulting from changes in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization. Such amounts include the impacts of changes in market interest rates used to determine the derivative's estimated fair value.
In 3Q17, we recognized a decrease in earnings of $13.4 million, for the mark-to-market change in the agent deferred compensation plan liability which was impacted by changes in the underlying actuarial assumptions used to value the liability. We recognize the mark-to-market change in the estimated value of this liability through earnings as assumptions change.
In 3Q18, we recorded a pre-tax loss related to the previously disclosed reinsurance transaction of $704.2 million (net of realized gains on the transfer of assets related to the transaction of $363.4 million). In 3Q18, we also increased the valuation allowance for deferred tax assets by $104.8 million related to net operating loss carryforwards that are not expected to be utilized as a result of the loss on the reinsurance transaction. The net loss on the reinsurance transaction, including the applicable tax benefit and the related increase in the valuation allowance for deferred tax assets, was $661.1 million.
In 3Q17, we reduced the valuation allowance for deferred tax assets by $15.0 million primarily due to higher actual income compared to the amount used in our deferred tax valuation model.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio was estimated at 450% at September 30, 2018, reflecting estimated 3Q18 statutory operating income of $55 million (excluding the $545 million statutory loss related to a reinsurance agreement); a $265.0 million capital contribution; and the payment of insurance company dividends to the holding company of $28.0 million during 3Q18 and $99.5 million during the first nine months of 2018.
During 3Q18, dividends paid on common stock totaled $16.5 million. There were no common stock repurchases in 3Q18.

CNO Financial (5)
October 31, 2018

Unrestricted cash and investments held by our holding company were $166 million at September 30, 2018, compared to $397 million at December 31, 2017 reflecting the aforementioned capital contribution (net of dividends from subsidiaries), common stock repurchases and dividend payments.
Book value per common share was $21.99 and $29.05 at September 30, 2018 and December 31, 2017, respectively. Book value per diluted share, excluding accumulated other comprehensive income (loss) (3), was $19.28 at September 30, 2018, compared to $21.43 at December 31, 2017.
The debt-to-capital ratio was 20.2 percent and 15.9 percent at September 30, 2018 and December 31, 2017, respectively. Our debt-to-total capital ratio, excluding accumulated other comprehensive income (6) was 22.2 percent at September 30, 2018 compared to 20.1 percent at December 31, 2017.
Conference Call
The Company will host a conference call to discuss results on November 1, 2018 at 11:00 a.m. Eastern Time. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

CNO Financial (6)
October 31, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2018 - $17,929.5; December 31, 2017 - $20,702.1)	$18,512.4	$22,910.9
Equity securities at fair value (cost: September 30, 2018 - $340.8; December 31, 2017 - $420.0)	335.5	440.6
Mortgage loans	1,680.6	1,650.6
Policy loans	117.4	116.0
Trading securities	239.0	284.6
Investments held by variable interest entities	1,550.5	1,526.9
Other invested assets	920.0	924.5
Total investments	23,355.4	27,854.1
Cash and cash equivalents - unrestricted	539.2	578.4
Cash and cash equivalents held by variable interest entities	56.4	178.9
Accrued investment income	224.7	245.9
Present value of future profits	351.6	359.6
Deferred acquisition costs	1,291.1	1,026.8
Reinsurance receivables	4,946.3	2,175.2
Income tax assets, net	577.8	366.9
Assets held in separate accounts	5.1	5.0
Other assets	299.6	319.5
Total assets	$31,647.2	$33,110.3
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Policyholder account balances	$11,449.7	$11,220.7
Future policy benefits	11,140.5	11,521.3
Liability for policy and contract claims	513.4	530.3
Unearned and advanced premiums	249.2	261.7
Liabilities related to separate accounts	5.1	5.0
Other liabilities	689.5	751.8
Investment borrowings	1,646.1	1,646.7
Borrowings related to variable interest entities	1,417.6	1,410.7
Notes payable – direct corporate obligations	916.2	914.6
Total liabilities	28,027.3	28,262.8
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2018 – 164,634,365; December 31, 2017 – 166,857,931)	1.6	1.7
Additional paid-in capital	3,030.0	3,073.3
Accumulated other comprehensive income	403.5	1,212.1
Retained earnings	184.8	560.4
Total shareholders' equity	3,619.9	4,847.5
Total liabilities and shareholders' equity	$31,647.2	$33,110.3

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CNO Financial (7)
October 31, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenues:
Insurance policy income	$656.9	$659.3	$1,976.6	$1,987.2
Net investment income:
General account assets	332.0	325.9	989.3	960.3
Policyholder and other special-purpose portfolios	85.8	52.7	134.3	171.8
Realized investment gains (losses):
Net realized gains on the transfer of assets related to reinsurance transaction	363.4	—	363.4	—
Other net realized investment gains, excluding impairment losses	33.3	34.5	29.1	74.8
Other-than-temporary impairments:
Total other-than-temporary impairment losses	(2.1)	(4.7)	(2.1)	(17.3)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	(.9)
Net impairment losses recognized	(2.1)	(4.7)	(2.1)	(18.2)
Loss on dissolution of variable interest entities	—	(.6)	—	(4.3)
Total realized gains	394.6	29.2	390.4	52.3
Fee revenue and other income	11.9	12.2	44.7	35.5
Total revenues	1,481.2	1,079.3	3,535.3	3,207.1
Benefits and expenses:
Insurance policy benefits	646.9	638.1	1,851.7	1,941.6
Loss related to reinsurance transaction	1,067.6	—	1,067.6	—
Interest expense	38.8	30.1	110.1	92.3
Amortization	62.4	58.2	195.3	181.3
Loss on extinguishment of borrowings related to variable interest entities	—	5.5	3.8	5.5
Other operating costs and expenses	205.3	217.5	608.7	631.3
Total benefits and expenses	2,021.0	949.4	3,837.2	2,852.0
Income (loss) before income taxes	(539.8)	129.9	(301.9)	355.1
Income tax expense (benefit):
Tax expense (benefit) on period income (loss)	(114.8)	44.1	(63.4)	123.6
Valuation allowance for deferred tax assets and other tax items	104.8	(15.0)	104.8	(15.0)
Net income (loss)	$(529.8)	$100.8	$(343.3)	$246.5
Earnings per common share:
Basic:
Weighted average shares outstanding	164,551,000	168,684,000	165,903,000	170,890,000
Net income (loss)	$(3.22)	$.60	$(2.07)	$1.44
Diluted:
Weighted average shares outstanding	164,551,000	170,982,000	165,903,000	172,800,000
Net income (loss)	$(3.22)	$.59	$(2.07)	$1.43

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CNO Financial (8)
October 31, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per share data)

	Nine months ended
	September 30,
	2018	2017
	(Dollars in millions, except per share data)
Adjusted EBIT (4):
Bankers Life	$262.6	$268.1
Washington National	90.0	74.6
Colonial Penn:
Inforce business (5)	48.0	51.3
New business (5)	(38.0)	(34.6)
Total Colonial Penn	10.0	16.7
Long-term care in run-off	22.6	42.2
Adjusted EBIT from business segments	385.2	401.6
Corporate Operations, excluding corporate interest expense	(41.3)	(37.0)
Adjusted EBIT	343.9	364.6
Corporate interest expense	(35.9)	(34.8)
Operating earnings before taxes	308.0	329.8
Tax expense on operating income	64.7	114.7
Net operating income (1)	243.3	215.1
Net realized investment gains (net of related amortization)	27.1	51.3
Fair value changes in embedded derivative liabilities (net of related amortization)	56.3	(8.0)
Fair value changes related to agent deferred compensation plan	11.0	(13.4)
Loss related to reinsurance transaction	(704.2)	—
Other	(.1)	(4.6)
Non-operating income (loss) before taxes	(609.9)	25.3
Income tax expense (benefit):
On non-operating income (loss)	(128.1)	8.9
Valuation allowance for deferred tax assets and other tax items	104.8	(15.0)
Net non-operating income (loss)	(586.6)	31.4
Net income (loss)	$(343.3)	$246.5

Per diluted share:
Net operating income	$1.47	$1.25
Net realized investment gains (net of related amortization and taxes)	.13	.19
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	.27	(.03)
Fair value changes related to agent deferred compensation plan (net of taxes)	.05	(.05)
Loss related to reinsurance transaction (net of taxes)	(3.99)	—
Valuation allowance for deferred tax assets and other tax items	—	.09
Other	—	(.02)
Net income (loss)	$(2.07)	$1.43

CNO Financial (9)
October 31, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING A SIGNIFICANT ITEM*
(Dollars in millions, except per share data)

	Three months ended
	September 30, 2017*
	Actual results	Significant item	Excluding significant item
Net Operating Income (1):
Bankers Life	$95.3	$—	$95.3
Washington National	27.5	—	27.5
Colonial Penn	9.0	(3.0)	6.0
Long-term care in run-off	10.6	—	10.6
Adjusted EBIT from business segments	142.4	(3.0)	139.4
Corporate Operations, excluding corporate interest expense	(14.9)	—	(14.9)
Adjusted EBIT (4)	127.5	(3.0)	124.5
Corporate interest expense	(11.7)	—	(11.7)
Operating earnings before taxes	115.8	(3.0)	112.8
Tax expense on operating income	39.1	(1.0)	38.1
Net operating income	$76.7	$(2.0)	$74.7

Net operating income per diluted share	$.45	$(.01)	$.44

* This table summarizes the financial impact of a significant item (as described in the segment results section of this press release) on our 3Q17 net operating income.

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CNO Financial (10)
October 31, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIRST-YEAR COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2018	2017
Bankers Life:
Medicare supplement	$15.2	$16.8
Long-term care	3.9	3.8
Supplemental health	1.0	1.1
Other health	.2	.2
Life	29.4	30.8
Annuity	269.2	235.5
Total	318.9	288.2
Washington National:
Supplemental health and other health	17.1	17.9
Life	1.4	1.0
Total	18.5	18.9
Colonial Penn:
Life	11.7	12.1
Total	11.7	12.1
Total first-year collected premiums from segments	$349.1	$319.2

TOTAL COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2018	2017
Bankers Life:
Medicare supplement	$179.4	$177.2
Long-term care	63.0	62.5
Supplemental health	5.8	5.5
Other health	1.5	1.5
Life	115.5	113.7
Annuity	270.5	236.5
Total	635.7	596.9
Washington National:
Supplemental health and other health	148.6	145.2
Medicare supplement	10.9	11.7
Life	7.7	7.1
Annuity	.3	.2
Total	167.5	164.2
Colonial Penn:
Life	73.6	72.2
Medicare supplement and other health	.4	.4
Total	74.0	72.6
Long-term care in run-off:
Long-term care	44.9	48.7
Total	44.9	48.7
Total collected premiums from segments	$922.1	$882.4

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CNO Financial (11)
October 31, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NEW ANNUALIZED PREMIUMS FOR LIFE AND HEALTH PRODUCTS (2)
(Dollars in millions)

	Three months ended
	September 30,
	2018	2017
Bankers Life:
Medicare supplement	$13.9	$14.4
Long-term care	6.5	4.6
Supplemental health and other health	1.1	1.3
Life	15.8	16.3
Total	37.3	36.6
Washington National:
Supplemental health	22.8	22.8
Life	2.5	2.0
Total	25.3	24.8
Colonial Penn:
Life	19.1	16.0
Total	19.1	16.0
Total new annualized premiums	$81.7	$77.4

ANNUITY ACCOUNT VALUES
(Dollars in millions)

	September 30,
	2018	2017
Bankers Life	$8,438.2	$8,047.2
Washington National	320.7	385.7
Total	$8,758.9	$8,432.9

BROKER DEALER AND REGISTERED INVESTMENT ADVISOR CLIENT ASSETS
(Dollars in millions)

	Three months ended
	September 30,
	2018	2017
Net new client assets (a):
Brokerage	$26.3	$4.7
Advisory	44.2	32.3
Total	$70.5	$37.0
Client assets at end of period (b):
Brokerage	$860.4	$798.2
Advisory	317.6	127.5
Total	$1,178.0	$925.7

(a)
Net new client assets includes total inflows of cash and securities into brokerage and managed advisory accounts less outflows. Inflows include interest and dividends and exclude changes due to market fluctuations.

(b)	Client assets include cash and securities in brokerage and managed advisory accounts.

Bankers Life is the marketing brand of various affiliated companies of CNO Financial Group including, Bankers Life and Casualty Company, Bankers Life Securities, Inc., and Bankers Life Advisory Services, Inc. Non-affiliated insurance products are offered through Bankers Life General Agency, Inc. (dba BL General Insurance Agency, Inc., AK, AL, CA, NV, PA). Agents who are financial advisors are registered with Bankers Life Securities, Inc.
Securities and variable annuity products and services are offered by Bankers Life Securities, Inc. Member FINRA/SIPC, (dba BL Securities, Inc., AL, GA, IA, IL, MI, NV, PA). Advisory products and services are offered by Bankers Life Advisory Services, Inc. SEC Registered Investment Adviser (dba BL Advisory Services, Inc., AL, GA, IA, MT, NV, PA). Home Office: 111 East Wacker Drive, Suite 1900, Chicago, IL 60601.

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CNO Financial (12)
October 31, 2018

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2018	2017
Bankers Life:
Medicare supplement:
Earned premium	$192 million	$195 million
Benefit ratio (7)	75.6%	72.0%
Long-term care:
Earned premium	$64 million	$65 million
Benefit ratio (7)	122.5%	117.3%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	79.0%	76.1%
Washington National:
Medicare supplement:
Earned premium	$12 million	$13 million
Benefit ratio (7)	64.3%	68.1%
Supplemental health:
Earned premium	$152 million	$147 million
Benefit ratio (7)	81.3%	83.2%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	56.9%	59.0%
Long-term care in run-off:
Long-term care:
Earned premium	$47 million	$52 million
Benefit ratio (7)	194.1%	166.6%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	90.4%	71.1%

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CNO Financial (13)
October 31, 2018

NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) net realized investment gains or losses, net of related amortization and taxes; (ii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and taxes; (iii) fair value changes related to the agent deferred compensation plan, net of taxes; (iv) loss related to reinsurance transaction, net of taxes; (v) changes in the valuation allowance for deferred tax assets and other tax items; and (vi) other non-operating items consisting primarily of earnings attributable to variable interest entities, net of taxes ("Net operating income," a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 8. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium for life and health products, which includes 10% of single premium whole life deposits and 100% of all other premiums (excluding annuities). Medicare Advantage sales are not comparable to other sales and are therefore excluded in all periods.

(3)
Book value per diluted share reflects the potential dilution that could occur if outstanding stock options were exercised, restricted stock and performance units were vested and convertible securities were converted. The dilution from options, restricted shares and performance units is calculated using the treasury stock method. Under this method, we assume the proceeds from the exercise of the options (or the unrecognized compensation expense with respect to restricted stock and performance units) will be used to purchase shares of our common stock at the closing market price on the last day of the period. The dilution from convertible securities is calculated assuming the securities were converted on the last day of the period. In addition, the calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, fair value changes related to the agent deferred compensation plan, loss related to reinsurance transaction, other non-operating items, corporate interest expense and taxes ("Adjusted EBIT," a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of Adjusted EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 8.

(5)
Management believes that an analysis of Adjusted EBIT for Colonial Penn, separated between inforce and new business, provides increased clarity for this segment as the vast majority of the costs to generate new business in this segment are not deferrable and Adjusted EBIT will fluctuate based on management’s decisions on how much marketing costs to incur in each period. Adjusted EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. Adjusted EBIT from inforce business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and inforce business is based on estimates, which we believe are reasonable.

(6)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset (which is equal to the tabular interest on the related insurance liabilities). Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the "Investors - SEC Filings" section of CNO Financial's website, www.CNOinc.com.

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate,"

CNO Financial (14)
October 31, 2018

"expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic," "guidance," "outlook" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions and uncertainties, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates, changes in the health care market and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) changes to our estimates of the impact of comprehensive federal tax legislation related to the Tax Cuts and Jobs Act; (xii) our assumption that the positions we take on our tax return filings will not be successfully challenged by the Internal Revenue Service; (xiii) changes in accounting principles and the interpretation thereof; (xiv) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems; (xvi) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvii) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xviii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xix) changes in capital deployment opportunities; (xx) our ability to maintain effective controls over financial reporting; (xxi) our ability to continue to recruit and retain productive agents and distribution partners; (xxii) customer response to new products, distribution channels and marketing initiatives; (xxiii) our ability to achieve additional upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxiv) regulatory changes or actions, including: those relating to regulation of the financial affairs of our insurance companies, such as the calculation of risk-based capital and minimum capital requirements, and payment of dividends and surplus debenture interest to us; regulation of the sale, underwriting and pricing of products; and health care regulation affecting health insurance products; (xxv) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets; (xxvi) availability and effectiveness of reinsurance arrangements, as well as the impact of any defaults or failure of reinsurers to perform; (xxvii) the performance of third party service providers and potential difficulties arising from outsourcing arrangements; (xxviii) the growth rate of sales, collected premiums, annuity deposits and assets; (xxix) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (xxx) events of terrorism, cyber attacks, natural disasters or other catastrophic events, including losses from a disease pandemic; (xxxi) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; and (xxxii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

For further information: (News Media) Beth Hengeveld +1.312.396.7467 or (Investors) Jennifer Childe +1.312.396.7755

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